SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20549

          ______________________________________________



                            FORM 8-K



                         CURRENT REPORT

               Pursuant to Section 13 or 15(d) of
               the Securities Exchange Act of 1934


                        February 13, 1996
               -----------------------------------
                (Date of earliest event reported)


                      WEYERHAEUSER COMPANY
        -----------------------------------------------
       (Exact name of registrant as specified in charter)

    Washington                1-4825              91-0470860
   ------------              --------           -------------
 (State or other           (Commission          (IRS Employer
 jurisdiction of           File Number)         Identification
 incorporation or                                   Number)
  organization)



                    Tacoma, Washington 98477
             --------------------------------------
            (Address of principal executive offices)
                           (zip code)

        Registrant's telephone number, including area code:
                         (206) 924-2345


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
Item 5.  Other Events

On February 13, 1996, Weyerhaeuser Company issued the following press release announcing that an agreement in principal to sell its operations and timberland in Klamath Falls, Oregon had been terminated:

     An agreement in principle in which Weyerhaeuser
     Company would sell all its Klamath Falls, Ore., holdings to Roseburg Forest Products Co., has been terminated, a Weyerhaeuser Company official said today.

     The proposed sale included over 600,000 acres of predominantly pine forestlands, nursery and seed orchard facilities and three manufacturing plants.

     "We regret that we were not able to reach final agreement with Roseburg on certain aspects of the transaction," said William R. Corbin, executive vice president of Timberlands for Weyerhaeuser.
     "Though we could not work out an agreement with this particular buyer, we still are interested in selling the Klamath Falls holdings if a suitable buyer can be found. Our intention is to focus our Northwest forest management and manufacturing activities away from the inland pine region and to the Douglas-fir areas of Oregon and Washington."

     The Klamath Falls operations employ 680 people.
     Weyerhaeuser announced in November 1995 that it intended to sell its Klamath Falls holdings to Roseburg for $303 million plus the value of its working capital.

     Corbin said that Weyerhaeuser is having discussions with a number of parties interested in its Klamath
     Falls holdings.

     Weyerhaeuser Company is one of the largest recyclers of office wastepaper, newspaper and corrugated boxes in North America. The company is also the world's largest private owner of merchantable softwood timber and producer of softwood lumber and market pulp. Its principal segments are timberlands and wood products;
     pulp, paper and packaging; and real estate and financial services.


                         SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              WEYERHAEUSER COMPANY

                              By    /s/ Sandy D. McDade
                                    -------------------
                              Its:      Secretary


Dated:  February 14, 1996

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